EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2006 Stock Incentive Plan of Claymont Steel Holdings, Inc. of our report dated July 27, 2006 except for Note 17, as to which the date is October 12, 2006 and Note 19, as to which the date is December 5, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement discussed in Note 17), on the 2005 and 2004 consolidated financial statements of Claymont Steel Holdings, Inc. included in its Registration Statement No. 333-136352 on Form S-1, filed with the Securities and Exchange Commission.

Crowe Chizek And Company LLC

Lexington, Kentucky

January 30, 2007